Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Encorium Group, Inc. on Form S-8 (File Numbers 333-139337, 333-138305 and 333-115737) of our report dated April 24, 2009, relating to the 2008 consolidated financial statements, all before the effects of the retrospective adjustments for the reverse stock split and the discontinued operations, of Encorium Group, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty, appearing in this Annual Report on Form 10-K of Encorium Group, Inc. for the year ended December 31, 2009.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 19, 2010